
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                    Ending
Class            Interest             Principal    Losses           Balance
A                5743193.93      16846293.54                0       103153706.47
R                         0                0                0             302.37

